Exhibit 5.2

Fredrikson & Byron, P.A. Attorneys and Advisors 60 South Sixth Street, Suite 1500 Minneapolis, MN 55402-4400 Main: 612.492.7000 fredlaw.com

September 17, 2026

Thomson Reuters Corporation

19 Duncan Street

Toronto, Ontario

M5H 3H1, Canada

TR Finance LLC

2900 Ames Crossing Road

Suite 100

Eagan, Minnesota 55121

West Publishing Corporation

2900 Ames Crossing Road

Suite 100

Eagan, Minnesota 55121

RE: Registration Statement on Forms F-10 and F-3

Ladies and Gentlemen:

We have acted as special counsel to West Publishing Corporation, a Minnesota corporation (the “Company”), in connection with the filing by Thomson Reuters Corporation, a corporation organized under the laws of Ontario (“TRC”), TR Finance LLC, a Delaware limited liability company (“TRF”), Thomson Reuters Applications Inc., a Delaware corporation (“TRA”), Thomson Reuters (Tax & Accounting) Inc. (“TRTA”), a Texas corporation, and the Company (together with TRA and TRTA, the “Subsidiary Guarantors”), of a prospectus supplement, dated as of September 10, 2026 (the “Prospectus Supplement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) to the joint registration statement on Form F-10 and Form F-3 (the “Registration Statement”) relating to (i) the issue and sale by TRF of US$800,000,000 aggregate principal amount of its 5.100% notes due 2028 and US$500,000,000 aggregate principal amount of its 5.750% notes due 2033 (the “Debt Securities”), and (ii) guarantees of the Debt Securities by the Company (the “Guarantee”) and the other Subsidiary Guarantors as provided for in the TRF Indenture (as defined below). The Debt Securities will be issued pursuant to an indenture dated as of March 20, 2025, which is filed as an exhibit to the Registration Statement (the “TRF Base Indenture”), among TRF, TRC, the Subsidiary Guarantors, Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada, as Canadian trustee, and Deutsche Bank Trust Company Americas, a New York banking corporation, as U.S. trustee (together, the “Trustees”), as supplemented by a sixth supplemental indenture dated as of the date hereof (the “TRF Supplemental Indenture,” and, together with the TRF Base Indenture, the “TRF Indenture”) among TRC, TRF, the Subsidiary Guarantors and the Trustees, a form of which is filed as an exhibit to the Registration Statement.

We are members of the Bar of the State of Minnesota, and we have not considered, and do not express any opinion as to, the laws of any jurisdiction other than the State of Minnesota, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. Without limiting the generality of the foregoing limitations (and without expanding in any way any of the opinions that are set forth in this letter), we express no opinion regarding the legality, validity, binding effect or enforceability of the Guarantee, the Debt Securities, or any other agreement or document.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles of incorporation of the Company, as amended to date as in effect on the date hereof (the “Articles”), (ii) the bylaws of the Company, as amended to date and as in effect on the date hereof (the “Bylaws,” and, together with the Articles, the “Governing Documents”), (iii) the TRF Base Indenture, (iv) the TRF Supplemental Indenture, (v) the Prospectus Supplement and the Registration Statement, including the exhibits thereto, (vi) a Certificate of Good Standing, dated September [16], 2026, issued by the Office of the Minnesota Secretary of State in relation to the Company (the “Certificate of Good Standing”); and (vii) resolutions of the Board of Directors of the Company related to the TRF Indenture. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have not independently established the validity of the foregoing assumptions. As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

Based solely on the Certificate of Good Standing, the Company is a corporation formed under the laws of the State of Minnesota, is registered to do business in the State of Minnesota as a corporation, and is in good standing under the laws of the State of Minnesota.

2.

The Company has the necessary corporate power and authority under the laws of the State of Minnesota to execute, deliver and perform its obligations under the TRF Indenture and has taken all corporate action necessary to authorize the TRF Indenture and to perform its obligations thereunder.

3.	The execution and delivery by the Company of the TRF Indenture does not violate:

a.	the Governing Documents of the Company,

b.	the Minnesota Business Corporations Act or

c.	any other Minnesota or United States of America federal statute.

The opinions expressed herein are subject in all respects to the following additional assumptions, qualifications, limitations, conditions and exclusions:

1.	We express no opinion as to any agreement other than the TRF Indenture. With respect to the TRF Indenture, including the Guarantees contained therein, we express no opinion as to enforceability.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Registration Statement, and no opinions may be inferred or implied beyond the matters expressly stated herein. This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention.

We hereby consent to the filing of a copy of this opinion as an exhibit to TRC’s report on Form 6-K to be filed on the date hereof and incorporated by reference into the Registration Statement. In addition, we consent to Torys LLP’s reliance as to matters of Minnesota law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the Guarantee, but only to the extent of the opinions specifically set forth herein. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Sections 7 and 11 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ FREDRIKSON & BYRON, P.A.

/s/ Andrew Nick
Name: Andrew Nick
Its: Vice President